Exhibit 99.1

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON ANNOUNCES INITIAL EXPLORATION PROGRAM ON THE

SWALES PROPERTY

Reno, Nevada. April 19, 2023, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce that planning is complete for the Company’s Phase I exploration program on the Swales Property, located within the Swales Mountain Mining District in Elko County, Nevada.

Phase I of the Swales exploration program will consist of reconnaissance prospecting, geological mapping, surface trenching, sampling and the relocation of historical workings on the property. This initial Phase I exploration program will provide accurate modern data to assist in the planning of the Phase II exploration program later in 2023. That will include a follow up ground based geophysical surveying program based on the results from Phase I. It is important to note the Swales Property remains very underexplored with very minimal recorded modern-day exploration. The Phase I program is expected to begin shortly when weather conditions (snow) will permit.

The Swales Property consists of 40 unpatented mining claims with a combined area of 800 acres. The Property is located within the Carlin Trend, one of the richest mining districts in the world, and home to some of the largest gold mines in the US. The property is approximately 13 miles northeast of Nevada Gold Mine’s Gold Quarry Mine and 16 miles east southeast of Nevada Gold Mine’s Goldstrike Mine, all of which are located along the gold rich Carlin Trend. There are currently eight producing gold mines within the Carlin Trend. Collectively, these mines have to date produced over 100 million ounces of gold (Nevada Bureau of Mines 2019) and still contain more than 21 million ounces of gold reserves. (Nevada Gold Mines, LLC Carlin Complex 2020) The project has excellent year-round access and infrastructure within Elko County, one of the most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada.

Geologically, the Swales Property is underlain by upper plate of the Roberts Mountains thrust with windows of the Lower plate of Roberts Mountains thrust, the ideal host rocks for a Carlin type gold deposit, similar to that encountered at Nevada Gold Mine’s Carlin Complex. These rocks have been intruded by Tertiary rocks identified as Monzonite porphyry to the west of the property with many prospects and historic mining. Much of the property is covered by alluvium, but silicified, iron stained jasperoids are found throughout the property where outcrops are exposed. Small gold anomalies occur in the upper plate rocks at Swales Mountain. This suggests the possibility of more extensive deposits in the lower Roberts Mountains thrust where it lies concealed by gravels or in the broken rock within the upper Roberts Mountains thrust, potentially geologically similar to that encountered at the adjacent Nevada Gold Mine’s Carlin Complex.

The Swales Property is located within the Carlin Trend, one of the richest mining districts in the world, and home to some of the largest gold mines in the USA. Held by private interests for most of its history, the Swales Property remains very underexplored with minimal modern-day exploration. Several factors demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

Chairman & Director

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2022, Quarterly and Current Reports.